Exhibit 4.1

[Certificate_Number]	Incorporated Under the	[Number_of_Shares]
Laws of the State of Delaware
August 7, 2020

Eve Holding, Inc.

The corporation will furnish without charge to each stockholder who so requests the powers, designations,

preferences and relative, participating, optional or special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

THIS IS TO CERTIFY THAT [Holder_Name] is the registered owner of [Shares_Written_Out] Shares of the [Stock_Designation_Name] of

Eve Holding, Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by its duly authorized officers this [_]th day of [_], 20[_].

Assistant Secretary	Secretary

SEE REVERSE SIDE FOR RESTRICTIVE LEGENDS, IF ANY